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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  EXHIBIT 11

COMPUTATION OF PER COMMON SHARE EARNINGS
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

                                                                                                DECEMBER 31,
                                                                               1996                  1995                 1994
                                                                               ----                  ----                 ----
PRIMARY
 Net income applicable to common shares                                    $(13,112,197)          $    360,553          $  5,716,145
                                                                           ============           ============          ============
 Weighted average number of primary common shares:
  Outstanding                                                                 5,987,154              5,986,127             5,883,261
 Issuable upon assumed exercise of dilutive warrants                                219                 51,479                43,140
                                                                           ------------           ------------          ------------
    TOTAL                                                                     5,987,373              6,037,606             5,926,401
                                                                           ============           ============          ============
 Primary earnings per common share                                                (2.19)                 0.060                 0.965
                                                                           ============           ============          ============
FULLY DILUTED
 Net income applicable to common shares                                    $(13,112,197)          $    360,553          $  5,716,145
 Add interest and amortization of debentures (net of
  tax)                                                                          338,444                386,768               420,404
                                                                           ------------           ------------          ------------
    TOTAL                                                                  $(12,773,753)          $    747,321          $  6,136,549
                                                                           ============           ============          ============
 Weighted average number of primary common
  shares                                                                      5,987,154              5,986,127             5,883,261
 Increase to assumed exercise of stock options and
  conversion of convertible debt to reflect
  maximum dilution effect                                                       653,333                886,108               953,497
                                                                           ------------           ------------          ------------
    TOTAL                                                                     6,640,487              6,872,235             6,836,758
                                                                           ============           ============          ============
 Fully diluted earnings per common share                                          (2.19)*                0.060*                0.898
                                                                           ============           ============          ============
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* In computing fully diluted earnings per share for 1996 and 1995,  interest and amortization of debentures, assumed exercise of stock options and the conversion of convertible debt is excluded as conversion would increase earnings per share.

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